Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made this 1st day of July 2026, by and between Nu-Med Plus, Inc., a Utah corporation (the “Company”), The Interim Opportunity Fund LLC,  a New York limited liability company (the “Consultant”), and William Hayde, an individual (the “Chairman”) (each of the Company, Consultant, and Chairman are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Company desires to obtain the services of Consultant, and Consultant desires to provide consulting services to the Company upon the terms and conditions hereinafter set forth.

WHEREAS, the Consultant will direct the Chairman to provide the services of Chairman to the Company throughout the term in order to fulfil its obligations hereunder.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

CERTAIN TERMS USED BELOW ARE DEFINED IN ARTICLE VII.

ARTICLE I.
ENGAGEMENT; TERM; SERVICES

1.1.    Services. Pursuant to the terms and conditions hereinafter set forth, the Company hereby engages Consultant who will direct the services of Chairman as Chairman, and Consultant hereby accepts such engagement. As such, Chairman shall have the responsibilities, duties and authority reasonably expected of a Chairman and Board member, and as may be further defined by, or amended by, the Board from time to time (collectively the “Services”) (collectively, the “Services”). All parties understand that Chairman has other business interests and will initially devote at least 16 hours per week to the Services. Consultant and Chairman shall faithfully adhere to, execute, and fulfill their responsibilities, duties and authorities, and shall comply with all Board directives and policies established or adopted by the Company. Consultant and Chairman represent and warrant that Consultant and Chairman have no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s and Chairman’s obligations to the Company under this Agreement, or Consultant’s and Chairman’s ability to perform the Services. Consultant and Chairman will not enter into any such conflicting agreement during the term of this Agreement.

1.2.    Term. Consultant shall begin providing Services hereunder on July 1, 2026 (the “Effective Date”), and this Agreement shall remain in effect until the earlier of (a) twenty-four months, or (b) terminated as provided in ARTICLE IV, below (the “Term”).

1.3.    Allocation of Time and Energies. The Consultant and Chairman hereby promise to perform and discharge faithfully the Services which may be requested from the Consultant and Chairman from time to time by the Company and duly authorized representatives of the Company. The Consultant and Chairman shall provide the Services required hereunder in a diligent and professional manner.

1.4.    Compliance with Applicable Laws. All services provided by the Consultant and Chairman hereunder shall be in full compliance with all applicable laws and regulations.

ARTICLE II.
CONSIDERATION; EXPENSES; INDEPENDENT CONTRACTOR; TAXES

2.1.    Consideration. During the Term of this Agreement, for all Services rendered by Consultant hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Consultant shall accept, as compensation:

2.1.1    $5,000 per month during the Term in cash, payable monthly in arrears, with such amount accruing until the Company raises an aggregate of $1,000,000 in cash following the Effective Date, and payable in cash within 10 days thereafter (the “Consulting Fee”).

2.2.    Expenses. The Company agrees to reimburse Consultant for its reasonable, documented out-of-pocket expenses associated with the Services (the “Expenses”), subject to the Company’s normal and usual reimbursement policies of its employees and consultants, provided that the Consultant shall receive written authorization of any one-time Expense greater than $100.

2.3.    Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent or employee of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority in connection with the Services. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company pursuant to this Agreement.

2.4.    Taxes. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant under the terms of this Agreement. Consultant agrees and understands that it is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising from or in connection with (i) any obligation imposed on the Company to pay withholding taxes or similar items, or (ii) any determination by a court or agency that the Consultant is not an independent contractor pursuant to this Agreement.

ARTICLE III.
INDEMNIFICATION

3.1.    The Company agrees to indemnify Consultant and Chairman and hold Consultant and Chairman harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Consultant is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Consultant and Chairman in connection with this Agreement to the full extent permitted by the Utah law, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Consultant and Chairman and the Company.

Consulting Agreement

3.2.    The indemnification provision of this ARTICLE III shall be in addition to any liability which the Company may otherwise have to Consultant and Chairman.

3.3.    If any action, proceeding or investigation is commenced as to which Consultant and Chairman propose to demand such indemnification, Consultant and Chairman shall notify the Company with reasonable promptness. Consultant and Chairman shall have the right to retain counsel of Consultant’s and Chairman’s own choice to represent Consultant and Chairman and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Consultant and Chairman made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by Utah law, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

ARTICLE IV.
TERMINATION

4.1.    Termination. This obligations under this Agreement shall begin on the Effective Date and continue to bind the Parties until the earlier of (a) the end of the Term; (b) the termination of this Agreement by either the Company or the Consultant for Cause (as defined below); and (c) the date this Agreement is mutually terminated by the Parties.

4.2.    Termination for Cause.

4.2.1    The Company may immediately terminate this Agreement for Cause upon written notice of termination to Consultant, with the particular Cause being specified in such notice. With respect to a termination by the Company, “Cause” means any of the following in the Company’s reasonable judgment: (i) Consultant’s or Chairman’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; (ii) Consultant’s or Chairman’s fraud or embezzlement of funds or property, or misappropriation involving the Company’s assets, business, customers, suppliers, or employees; (iii) Consultant’s or Chairman’s failure to observe or perform any covenant, condition or provision of this Agreement; (iv) Consultant’s or Chairman’s failure to comply with any of the Company’s written policies and procedures, including, but not limited to, the Company’s Corporate Code of Ethics and Insider Trading Policy; or (v) Consultant’s or Chairman’s conviction of, or plea of guilty or nolo contendere to a felony. Notwithstanding the foregoing, with respect to a termination for Cause pursuant to clauses (iii) or (iv) above, the Company shall provide Consultant and Chairman with written notice specifying in reasonable detail the alleged default, and Consultant and Chairman shall have ten (10) days after receipt of such notice to cure such default, to the extent such default is capable of being cured. If Consultant and Chairman fail to cure such default within such ten (10)-day period, the Company may terminate this Agreement for Cause immediately upon written notice to Consultant and Chairman.

Consulting Agreement

4.2.2    Consultant and Chairman may immediately terminate this agreement for Cause upon written notice of termination to the Company. With respect to a termination by Consultant and Chairman, “Cause” means any of the following in Consultant’s and Chairman’s reasonable judgment: (a) any act or omission by the Company that constitutes a material breach of this Agreement, or (b) any request by the Company to act, attest, certify, or otherwise perform any function in violation of any local, state, or federal statute or regulation, or any other recognized rules related to his performance hereunder, and remains uncured ten (10) days after Consultant and Chairman provide written notice of the alleged breach or request to the Company’s Chief Executive Officer or President.

4.3.    Rights Upon Termination. Upon termination of the Term, the Consultant shall be paid any and all Consulting Fees accrued and due through the Termination Date, assuming that the Company has raised an aggregate of $1,000,000 following the Effective Date, which shall represent the sole compensation and fees due to Consultant. The Consultant shall also continue to comply with the terms of ARTICLE V hereof following the Termination Date.

ARTICLE V.
CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS; NON-COMPETE

5.1.    Confidential/Trade Secret Information. During the course of Consultant’s Services, Consultant and Chairman will have access to Confidential/Trade Secret Information of the Company and information developed for the Company.

5.2.    Non-Compete. For $10 and in exchange for Consultant’s and Chairman’s access to Confidential/Trade Secret Information and other good and valuable consideration which Consultant and Chairman acknowledge the receipt and sufficiency of, Consultant and Chairman agree to comply with the terms and conditions of this ARTICLE V. For so long as Consultant and Chairman are providing Services hereunder, and for the twelve months following the Termination Date, Consultant and Chairman (whether by himself, through his employers or employees or agents or otherwise, and whether on his own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Activities in the Restricted Area.

5.3. Non-Solicitation During the Term. During the Term and for twelve months after the Termination Date, Consultant and Chairman shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment outside the Company.

Consulting Agreement

5.4.    Restriction on Use of Confidential/Trade Secret Information. Consultant and Chairman agree that their use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information does not become generally known to the public:

(i)    Non-Disclosure. Consultant and Chairman agree that they will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Consultant’s or Chairman’s job duties to the Company under this Agreement or as otherwise allowed pursuant to the terms of this Agreement; and

(ii)   Surrender. Consultant and Chairman agree that they shall surrender to the Company and/or destroy all documents and materials in their possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his Services with the Company, and that he shall not thereafter retain any copies of any such materials except as needed in any legal action to enforce the terms of this Agreement.

5.5.    Company Property. Upon termination of this Agreement, or on demand by the Company during the Term of this Agreement, Consultant and Chairman will immediately deliver to the Company, and will not keep in their possession, recreate or deliver to anyone else, any and all Company property, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Consultant or Chairman pursuant to the terms of this Agreement, obtained by Consultant or Chairman in connection with the provision of the Services, or otherwise belonging to the Company or its successors or assigns.

5.6.    Prohibition Against Unfair Competition/Non-Solicitation of Customers. Consultant and Chairman agree that at no time after the Termination Date will they engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Consultant and Chairman agree that during the twelve-month period following the Termination Date, they will not, for any customer of the Company with whom Consultant or Chairman worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Consultant’s and Chairman’s services with the Company.

5.7.    Non-Solicitation of Employees. Consultant and Chairman agree that during the twelve-month period following the Termination Date, they shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

5.8.    Third Party Information. Consultant and Chairman acknowledge that the Company may have received and in the future may receive from third parties associated with the Company (including, but not limited to, the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”)) confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices, technology, or requirements of Associated Third Parties, or other information related to the business conducted between the Company and Associated Third Parties. Consultant and Chairman agree that Associated Third Party Confidential Information is Confidential/Trade Secret Information, and at all times during the Term of this Agreement and thereafter, Consultant and Chairman agree to hold in the strictest confidence, and not to use or to disclose to any Person any Associated Third-Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties.

Consulting Agreement

5.9.    Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE V are under all of the circumstances reasonable and necessary for the protection of the Company and its business and are (i) reasonable given Consultant’s and Chairman’s role with the Company, and are necessary to protect the interests of the Company and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever.

5.10.   Specific Performance. Consultant and Chairman acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this ARTICLE V would be inadequate and, in recognition of this fact, Consultant and Chairman agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Consultant and Chairman further agree that the restricted period set forth in this ARTICLE V shall be tolled, and shall not run, during the period of any breach by Consultant or Chairman of any of the covenants contained this ARTICLE V. Finally, no other violation of law attributed to the Company, or change in the nature or scope of Consultant’s or Chairman’s services or other relationship with the Company, shall operate to excuse Consultant and Chairman from the performance of their obligations under this ARTICLE V. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

5.11.   Response to Legal Process; Allowable Disclosures. Notwithstanding any other term of this Agreement (including this ARTICLE V), including any exhibit hereto, (a) the Consultant and Chairman  may respond to a lawful and valid subpoena or other legal process relating to the Company or its business or operations; provided that the Consultant and Chairman shall: (i) give the Company the earliest possible notice thereof; (ii) as far in advance of the return date as possible, at the Company’s sole cost and expense, make available to the Company and its counsel the documents and other information sought; and (iii) at the Company’s sole cost and expense, assist such counsel in resisting or otherwise responding to such process, and (b) the Consultant’s and Chairman’s reporting of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act, or any other whistleblower protection provisions of state or federal law or regulation shall not violate or constitute a breach of this Agreement. Nothing contained in this Agreement (or any exhibit hereto) shall be construed to prevent the Consultant or Chairman from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Consultant or Chairman from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Exchange Act or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

Consulting Agreement

ARTICLE VI.

MUTUAL REPRESENTATIONS, COVENANTS AND

WARRANTIES OF THE PARTIES; LIMITATION OF LIABILITY

6.1.    Power and Authority. The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the Parties rights generally and general equitable principles.

6.2.    Execution and Delivery. The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the Certificate of Incorporation or Bylaws, or such other document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Parties are bound or affected.

6.3.    Authority of Entities. Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

6.4.    Limitation of Liability. In no event will either Party be liable to the other Party for any claim or cause of action requesting or claiming any incidental, consequential, special, indirect, statutory, punitive or reliance damages. Any claim or cause of action requesting or claiming such damages is specifically waived and barred, whether such damages were foreseeable or not or a Party was notified in advance of the possibility of such damages. Damages prohibited under this Agreement will include, without limitation, damage or loss of property or equipment, loss of profits, revenues or savings, cost of capital, cost of replacement services, opportunity costs and cover damages.

Consulting Agreement

ARTICLE VII.
DEFINITIONS

7.1.    Definitions. Unless otherwise required by the context in which a defined term appears, or otherwise set forth, the following terms shall have the meanings specified in this ARTICLE VII.

7.1.1    “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries, which includes, but is not limited to, all proprietary information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with customers, partners, suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Consultant for the Company, including its Subsidiaries, affiliates and predecessors, during the Term. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Consultant or Chairman prior to its disclosure to Consultant or Chairman by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Consultant and Chairman after receiving it, or (c) has been received lawfully and in good faith by Consultant and Chairman from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

7.1.2    “Person” (when capitalized) means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

7.1.3    “Restricted Area” means Canada and the United States.

7.1.4    “Restricted Activities” means the exploration, development or production of gold mineral properties that competes with the Company’s business with respect to properties or projects in which the Company is actively engaged or pursuing during the Term, within the Restricted Area.

7.1.5    “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a 20% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 20% of the economic interests of such Person.

7.1.6    “Termination Date” shall mean the date on which this Agreement is validly terminated as provided herein.

Consulting Agreement

ARTICLE VIII.
MISCELLANEOUS

8.1.    Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 8.1, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 8.1, or which such recipient ‘replies’ to such prior email). Such notices shall be sent to the applicable party or parties at the address specified below:

If to the Company:	Nu-Med Plus, Inc.
Attn:
Email:

If to the Consultant:	The Interim Opportunity Fund LLC
Email: BHayde@watersidefunds.com

8.2.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Consultant and Chairman may not assign any of their rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

8.3.    Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

8.4.    Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

8.5.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant and Chairman, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Consultant’s and Chairman’s engagement, express or implied, other than to the extent expressly provided for herein.

8.6.    Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties.

8.7.    Captions. The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

Consulting Agreement

8.8.    Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Utah without giving effect to principles relating to conflicts of law.

8.9.    Survival. The termination of Consultant’s and Chairman’s engagement with the Company pursuant to the provisions of this Agreement shall not affect Consultant’s and Chairman’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Consultant’s and Chairman’s obligations under ARTICLE V and the Company’s obligations under ARTICLE III of this Agreement.

8.10.   No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

8.11.   Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

8.12.   Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; and (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email.

Consulting Agreement

8.13.   Electronic Signatures and Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Consulting Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written, to be effective as of the Effective Date.

“COMPANY”	Nu-Med Plus, Inc.

	By:	/s/ Keith L. Merrell

	Its:	CFO

	Printed Name:	Keith L. Merrell

“CONSULTANT”	The Interim Opportunity Fund LLC

	By:	/s/William Hayde

	Its:	Managing Director

	Printed Name:	William Hayde

/s/ William Hayde
William Hayde

Consulting Agreement